EXHIBIT 99


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Management
Lund International Holdings, Inc.:

We have audited the consolidated balance sheet of Lund International Holdings, Inc. and subsidiaries as of June 30, 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1995, as contained in the 1996 annual report to stockholders. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimate made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lund International Holdings, Inc. and subsidiaries as of June 30, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1995 in conformity with generally accepted accounting principles.



                                                      KPMG Peat Marwick LLP


Minneapolis, Minnesota
August 11, 1995